Exhibit 99.1

SONION A/S

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

Independent auditors’ report

To the Board of Directors and Stockholders of
Sonion A/S

We have audited the accompanying consolidated balance sheets of Sonion A/S and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Copenhagen, March 28, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

Kim Mücke
State Authorised Public Accountant

Accounting Policies

General Information

Sonion A/S (“Sonion” or “we”) is a global leader in the development, manufacturing and sale of advanced microacoustic and micromechanical components and solutions. We provide solutions for manufacturers of hearing instruments, mobile handsets, headsets, earphones and medical devices.

We have presented our Consolidated Financial Statements in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (the IASB).

The Consolidated Financial Statements are presented in thousands of Danish kroner (DKK). Danish kroner is considered our operations primary functional currency.

The 2007 annual report is the third annual report that is presented in accordance with the International Financial Reporting Standards. IFRS 1 “First-time Adoption of International Financial Reporting Standards” was applied for the transition to IFRS in 2005.

In the current year, we have adopted all of the new and revised Standards and Interpretations issued by the IASB and the International Financial Reporting Interpretations Committee (the IFRIC) of the IASB that are relevant to our operations and effective for annual reporting periods beginning on January 1, 2007. These standards and interpretations are: IFRS 7 “Financial Instruments: Disclosures,” revised IAS 1 “IAS 1 (revised 1997) – Presentation of Financial Statements,” revised IAS 32 “Financial Instruments: Presentation,” IFRIC 7 “Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies,” IFRIC 8 “Scope of IFRS 2” and IFRIC 10 “Interim Financial Reporting and Impairment.” The adoption of these new and revised Standards and Interpretations have not resulted in changes to our accounting policies in relation to recognition and measurement. Some of the new standards and interpretations have resulted in certain changes in the information included in the notes.

At the date of authorization of these financial statements, the following standards and interpretations were in issue but not yet effective: revised IFRS 2 “Share-based Payment,” IFRS 8 “Operating Segments,” revised IAS 1 “IAS 1 (revised 1997) – Presentation of Financial Statements,” revised IAS 23 “Borrowing Costs,” revised IAS 27 “IAS 27 (revised 2000) – Consolidated Financial Statements and Accounting for Investment in Subsidiaries,” IFRIC 11 “IFRS 2 - Group and Treasury Share Transactions,” IFRIC 12 “Service Concession Arrangements” and IFRIC 13 “Customer Loyalty Programmes.” We anticipate that the relevant adoption of these Standards and Interpretations will have no material impact on our future financial statements.

Consolidation

The Consolidated Financial Statements are based on our audited financial statements. All intra-group transactions, balances, income and expense are eliminated upon consolidation.

We use the purchase method for accounting for acquisition of companies, after which we recognize goodwill from the acquisition of subsidiaries as the difference between the acquisition price and the fair value of the identifiable net assets.

We have applied the exemption allowed under IFRS 1 to apply IFRS 3, “Business Combinations”, to acquisitions of subsidiaries which occurred after 1 January 2004. For acquisitions which occurred prior to 1 January 2004, we recognized goodwill based on accounting principles generally accepted in Denmark (“Danish GAAP”).

We review goodwill at least once a year for potential impairment. If the carrying amount of goodwill exceeds the recoverable amount, we recognize an impairment loss at the lower recoverable amount.

We did not acquire, divest or wind up any subsidiaries during 2006 and 2007.

Foreign Currencies

We translate, at initial recognition, transactions in other currencies than our functional currency at the exchange rates at the date of transaction. We translate receivables and debts in foreign currencies into Danish kroner by using the official exchange rates of the balance sheet date. We recognize realized and unrealized foreign currency translation, exchange gains and losses in the income statement. We include translation differences in the items to which they relate, and therefore translation gains and losses of receivables are included in revenues, and translation gains and losses of payables are included in production cost.

We include translation gains and losses regarding financial assets and liabilities in the income statement under financial income and financial expenses.

Translation of Financial Statements of Foreign Subsidiaries

Upon consolidation of the financial statements of foreign subsidiaries, we translate amounts in our income statement into Danish kroner at average exchange rates for the year, and the balance sheet amounts at the year-end exchange rates.

We recognize the following foreign currency adjustments directly in equity

•	The difference arising from translating the income statements of foreign subsidiaries from average exchange rates and from the rates ruling on the balance sheet date, respectively.

•	Translation of equity of foreign subsidiaries at the beginning of the year to year-end-exchange rates.

•	Debts in foreign currencies obtained to hedge investments in foreign subsidiaries.

Derivatives

When initially recognizing derivatives in the balance sheet, we recognize them at cost corresponding to the fair value of the paid and received payments, respectively. Afterwards, we measure derivative financial instruments at fair value, which we recognize under other receivables or other payables.

The change in the fair value of derivatives are accounted for as follows:

•	fair value hedges that effectively hedge a recognized asset or liability is entered in the income statement together with the change in the value of the hedged asset or liability.

•

cash flow hedges that effectively hedge future transactions is recognized directly in equity. When the hedged transactions are realized, the gains and losses are reclassified from equity to the initial carrying amount of the hedged item.

•	that do not qualify for hedge accounting are recognized as incurred in the income statement as financial items.

Income Statement

Net Revenues

We recognize net revenues when delivery of goods has taken place and risk has been transferred to the customer. We recognize net revenues less allowed discounts and less VAT and taxes, charged on behalf of third party.

Infrequent Items

Infrequent items include one-off cost and income related to activities that are not expected to arise continuously such as costs related to restructuring programs, including impairment losses on non-current assets and provisions for redundancy costs.

Costs arising from our warrant program to the Executive Board and management employees are presented together with infrequent items.

Current and Deferred Corporate Income Taxes

The income statement reflects the tax computed on the taxable income for the year and the change in provisions for deferred tax. We also recognize directly in equity the tax effects of the items we recognize directly in equity. We make provisions for deferred tax on all temporary differences between carrying values and tax values of assets and liabilities, apart from deferred tax on temporary differences, arising either from initial recognition of goodwill or from initial recognition of a transaction, which at the time of the transaction will influence neither net income nor the taxable profit. The deferred tax assets related to tax-loss carry-forwards is included in the computation of deferred tax, if it is probable that we can utilize the losses within the foreseeable future.

We calculate deferred tax for our Danish and foreign subsidiaries at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates that have been enacted by the balance sheet date.

We include adjustments in deferred tax as a consequence of change in tax rates in the income statement or directly to equity if the tax relates to items that are charged in the same period or a different period, directly to equity.

We are jointly taxed with fully-owned Danish subsidiaries. We allocate current Danish corporate income tax between the jointly taxed Danish subsidiaries relative to their respective taxable income (full allocation method).

Assets

Goodwill

On initial recognition, we calculate goodwill as the difference between cost of the acquired company and the fair value of the acquired identifiable net assets.

We allocate the amount of goodwill to the lines of business (cash generating units) which it relates to.

Development Projects and Patents

We measure development projects and patents at cost less accumulated amortization and impairment losses. We amortize on a straight-line basis as follows:

Patents	5-10 years
Development projects	Up to 7 years

Any internally-generated intangible asset arising from the Group’s development of advanced microacoustic and micromechanical components and solutions is recognised only if all of the following conditions are met:

•	an asset is created that can be identified and sold (such as a new product for sale);

•	the Group intends to complete the intangible asset and use or sell it;

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset;

•	it is probable that the asset created will generate future economic benefits; and

•	the development cost of the asset can be measured reliably.

Capitalized development projects are measured based upon incurred direct and indirect development expenses. Other development expenses are recognized as expenses in the income statement as incurred.

We amortize the capitalized development projects on a straight-line basis over the expected useful lives of the assets based on an evaluation of the individual product’s life cycle. The amortization periods will not exceed seven years.

We review development projects and patents at least once a year with the purpose of identifying any indication of impairment and prepare detailed impairment tests if considered necessary.

Property, Plant and Equipment

We recognize property, plant and equipment at cost less accumulated depreciation and impairment losses. We add permanent improvements of assets to the asset. We recognize expenses related to repair and maintenance in the income statement. Tools and machinery which we manufacture are capitalized at cost, which consists of direct labor and materials plus other expenses that relate directly or indirectly to the particular tools.

Depreciation is calculated based on cost less expected residual value on terminated useful life as follows:

Property	20-50 years
Leasehold improvements	Shorter of the life of the lease or asset
Technical plant and machinery	5-10 years
Other plant	5-10 years
Operating equipment and fixtures	3- 5 years

We depreciate property, plant and equipment on a straight-line basis over the expected useful lives of the assets until their value equals the expected residual value. For technical plant and machinery, we determine the useful lives based on the expected lives of the product groups for which they have been developed, up to a maximum of ten years.

Impairment Losses

We review the carrying amount of intangible and tangible assets at least once a year with the purpose of identifying any indication of impairment. When the carrying value of an asset exceeds the recoverable amount of that asset, we recognize an impairment loss of the asset and charge that to the income statement.

If the asset does not generate cash flows independent of other assets, we estimate the recoverable amount of the less cash-generating unit in which the asset forms part of.

Usually, the recoverable amount is the value in use if we continued to use the asset. We recognize the value in use as the net present value of an estimated future income using a discount rate which reflects the risk free rate and the specific risks which rest on the asset and the cash-generating unit, respectively. If the net selling price obtainable under standard conditions is higher than the value in use, then we use the net selling price as the recoverable amount.

We reverse impairment losses when we estimate that the computed loss is no longer valid or if the loss has been reduced. We recognise the reversal in the income statement. Impairment losses on goodwill will not be reversed.

Inventories

We measure inventories at the lower of cost and net realizable value.

We measure raw materials, supplies and merchandise at cost price in accordance with the FIFO principle.

The cost of finished goods and work in process includes direct materials and labor, as well as other expenses that we can relate directly or indirectly to the individual products. Indirect production costs include salaries, depreciation, expenses for office and workshop space, and shares of minor purchases and auxiliary tools.

Receivables

Receivables consist of trade receivables and other receivables. We measure receivables less allowances for uncollectibles based on an individual assessment of the accounts estimated to involve a risk of loss.

Equity

Treasury Shares

We recognize the acquisition of treasury shares directly in equity. We do the same for proceeds from sale of treasury shares and dividends received.

Dividends

We classify dividends to shareholders as a liability at time of adoption by the General Meeting.

Reserve for Exchange Adjustments

Reserve regarding foreign exchange adjustments includes exchange translation differences arising from translation of financial statements of foreign companies from their reporting currencies into DKK and the gains or losses from hedging of future transactions including related tax impact.

We reclassify foreign currency translation adjustments and the gains or losses from hedging transactions to the income statement when foreign subsidiaries are fully or partly realized and when the hedged transactions are recognized in the income statement.

Financial Liabilities

When we recognize financial liabilities we enter them at the proceeds received less transaction expenses incurred. We enter the transaction expenses in the income statement over the term of the loan.

Incentive Programs

We have applied the requirements of IFRS 2, “Share Based Payments”. In accordance with the transitional provisions, IFRS 2 has been applied to all grants of equity instruments after 7 November 2002 that were unvested at 1 January 2004.

We offer warrants to the Executive Board and management employees. The warrants can only be used for subscribing shares in our company, and any value of the arrangement cannot be converted into cash and, therefore, the warrants are accounted for as equity-settled arrangements. The warrants are measured at fair value at the date of grant. Any difference between fair value and payments made by the employees to enter into the warrants scheme is expensed on a straight line basis over the vesting period based on our estimate of the shares that will eventually vest. Fair value is measured using the Black-Scholes pricing model.

Pensions

We have solely entered into defined contribution-based pension agreements for certain employees. We recognize the contributions in the income statement in the period during which the employee has rendered services to our company.

Provisions

Provisions include costs related to restructuring programs, etc. We recognize and measure provisions at the best estimate of the cost necessary to settle the liabilities at the balance sheet date. We measure restructuring costs as a liability, when a detailed formal restructuring plan has been published to the parties affected by the plan no later than at the balance sheet date. The part of the provision that will be settled more than 12 months from the date of establishment of the restructuring plan are discounted using a discount factor reflecting the current market assessment of the time value of money and the risks specific to the provision.

Other Financial Liabilities

Other financial liabilities consist of bank loans, trade payables and other debt. Initially we recognize and measure other liabilities at fair value. Subsequently, these liabilities are measured at amortised cost applying the effective interest method whereby the difference between proceeds and nominal amount is recognised in the income statement as a financial expense over the life of the loans.

Leasing

Rentals under operating leases are charged to income on a straight-line basis over the term of the relevant lease, even if payments are not made on such a basis. We disclose lease obligations deriving from operating leases in the notes. We do not have any finance lease commitments.

Borrowing Costs

All borrowing costs are recognized as an expense in the period in which they are incurred.

Cash Flow Statement

We present our cash flow statement according to the indirect method and show our year’s cash flow divided into cash flows from operating, investing and financing activities.

We translate cash flows into other currencies than our functional currency in the cash flow statement by using the average exchange rates of the year.

Cash and cash equivalents consist of cash less bank overdraft, which is an integrated part of our cash management.

Companies included in consolidation
Sonion A/S, Roskilde, Denmark
Sonion Roskilde A/S, Roskilde, Denmark
Sonion Nederland B.V., Amsterdam, the Netherlands
Sonion Polska Sp. z o.o., Mierzyn, Poland
Sonion US, Inc., Minnetonka, Minnesota, USA
Sonion Horsens A/S, Horsens, Denmark
Kirk Acoustics China Holding A/S, Roskilde, Denmark
Sonion (Suzhou) Co., Ltd., Suzhou, China
Sonion (Suzhou II) Co., Ltd., Suzhou, China
Sonion MEMS A/S, Roskilde, Denmark
Sonion Vietnam Co., Ltd., Ho Chi Minh City, Vietnam
SonionTech A/S, Roskilde, Denmark

All companies are 100% owned or considered 100% owned by Sonion A/S.

Sonion A/S is a company with limited liability incorporated in Denmark.

Consolidated Statements of Operations

Years ended December 31, 2007, 2006 and 2005

DKK in thousands

	2007	2006	2005

Net revenues (Note 2)	896,704	927,510	877,545
Production costs (Note 3)	628,427	563,722	484,307
Gross profit	268,277	363,788	393,238

Research and development costs	47,146	55,438	59,959
Selling and distribution expenses (Note 3)	42,278	39,942	37,824
Administrative expenses (Note 3)	120,858	114,718	105,075
Infrequent items (Note 4)	(2,257)	37,111	35,332
Operating profit	60,252	116,577	155,048

Financial income (Note 5)	4,118	1,121	7,074
Financial expenses (Note 5)	(56,029)	(43,596)	(51,562)
Income before tax	8,341	74,102	110,560

Tax (Note 6)	12,782	22,276	25,225
Net (loss)/income	(4,441)	51,826	85,335

Proposed appropriation of net (loss)/income
Retained earnings	(4,441)	51,826	85,335

See accompanying Notes to the Consolidated Financial Statements

Consolidated Balance Sheets

December 31, 2007 and 2006

DKK in thousands

NON-CURRENT ASSETS	2007	2006
Goodwill	934,399	934,399
Patents	21,227	18,136
Completed development projects	80,387	78,974
Development projects in progress	33,704	17,346
Intangible assets (Note 7)	1,069,717	1,048,855

Land and buildings	51,950	17,331
Leasehold improvements	14,210	25,867
Technical plant and machinery	335,416	349,064
Other plant and equipment	10,763	13,033
Technical plant and machinery in process	114,177	104,071
Property, plant and equipment (Note 8)	526,516	509,366

Deposits (Note 9)	9,352	9,113
Deferred tax (Note 13)	16,687	14,481
Non-current assets, total	1,622,272	1,581,815

CURRENT ASSETS
Inventories (Note 10)	179,879	115,227
Trade accounts receivable (Note 11)	200,059	165,291
Corporate income tax receivables	12,243	25,552
Other receivables	12,275	24,351
Prepaid expenses	7,136	8,368
Cash and cash equivalents	53,261	65,487
Current assets, total	464,852	404,276

ASSETS, TOTAL	2,087,124	1,986,091

See accompanying Notes to the Consolidated Financial Statements

Consolidated Balance Sheets (cont’d)

December 31, 2007 and 2006

DKK in thousands

EQUITY	2007	2006
Share capital	202,022	202,022
Reserve for foreign exchange adjustments	1,957	(2,202)
Retained earnings	761,920	766,429
Equity, total	965,899	966,249

LIABILITIES
Deferred tax (Note 13)	25,805	21,456
Provisions (Note 14)	7,142	31,872
Borrowings (Note 15)	779,170	743,457
Long-term liabilities	812,117	796,785

Borrowings (Note 15)	118,359	41,308
Provisions (Note 14)	20,549	17,380
Trade accounts payable	113,267	95,900
Income tax payable	1,065	15,302
Other payables (Note 16)	55,868	53,167
Short-term liabilities	309,108	223,057
Liabilities, total	1,121,225	1,019,842
EQUITY AND LIABILITIES, TOTAL	2,087,124	1,986,091

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005

DKK in thousands

	2007	2006	2005
Net (loss) income	(4,441)	51,826	85,335
Income tax expense	12,782	22,276	25,225
Finance costs	51,911	42,475	44,488
Depreciation and amortization	113,148	104,902	91,596
Share based payments	0	0	(2,500)
Other operating items without cash effect	970	4,288	(2,069)
Change in working capital (Note 17)	(87,606)	(26,628)	25,314
Interest received	4,118	1,121	7,074
Corporate income tax paid during the year	(11,663)	(26,479)	(36,578)
Cash flows from operating activities	79,219	173,781	237,885

Investments in intangible fixed assets (Note 7)	(36,963)	(39,021)	(41,269)
Proceeds from disposal of intangible fixed assets	0	1,244	0
Investments in property, plant and equipment (Note 8)	(121,056)	(154,030)	(127,311)
Proceeds from disposal of property, plant and equipment	10,534	6,253	2,683
Change in deposits (Note 9)	(120)	775	1,853
Cash flows from investing activities	(147,605)	(184,479)	(164,044)

Capital increase	0	4,058	60,660
Sales (purchase) of treasury shares and warrants (Note 12)	(68)	1,220	(61,388)

Borrowings	0	95,663	299,280
Repayment of borrowings	(6,245)	0	(229,588)
Interest paid	(56,029)	(43,596)	(51,562)
Cash flows from financing activities	(62,342)	57,345	17,402

Net (decrease) increase in cash and cash equivalents	(130,728)	46,647	91,243

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Cash Flows (cont’d)

Years ended December 31, 2007, 2006 and 2005

DKK in thousands

	2007	2006	2005
Cash and cash equivalents at January 1	1,969	(45,395)	(133,665)
Foreign currency adjustments	(748)	717	(2,973)
CASH AND CASH EQUIVALENTS AT DECEMBER 31	(129,507)	1,969	(45,395)

Cash and cash equivalents consists of:
Cash	53,261	65,487	35,250
Bank overdraft	(182,768)	(63,518)	(80,645)
Cash and cash equivalents at December 31	(129,507)	1,969	(45,395)

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2007,2006 and 2005

DKK in thousands

	Share Capital	Retained Earnings	Reserve for Exchange Adjustments	TOTAL EQUITY

Balance January 1, 2005	193,650	630,334	(26,383)	797,601

Foreign currency adjustments, subsidiaries	0	0	27,985	27,985
Fair value adjustment, derivatives	0	0	(2,329)	(2,329)
Tax on items recognized directly in equity	0	0	622	622
Net income recognised directly in equity	0	0	26,278	26,278

Net income for the year	0	85,335	0	85,335
Total recognised income	0	85,335	26,278	111,613

Capital increase, cash	7,847	52,813	0	60,660
Issue of warrants	0	954	0	954
Buy-back of warrants	0	(147)	0	(147)
Sales of treasury shares	0	(62,195)	0	(62,195)
Share based payments	0	2,500	0	2,500
Total equity transactions	7,847	(6,075)	0	1,772

Balance December 31, 2005	201,497	709,594	(105)	910,986

Foreign currency adjustments, subsidiaries	0	0	(8,714)	(8,714)
Fair value adjustment, derivatives	0	0	9,913	9,913
Tax on items recognized directly in equity	0	0	(3,040)	(3,040)
Net income recognised directly in equity	0	0	(1,841)	(1,841)

Net income for the year	0	51,826	0	51,826
Total recognised income/ (loss)	0	51,826	(1,841)	49,985

Capital increase, cash	525	3,533	0	4,058
Issue of warrants	0	440	0	440
Buy-back of warrants	0	(103)	0	(103)
Sales of treasury shares	0	1,969	0	1,969
Purchase of treasury shares	0	(830)	(256)	(1086)
Total equity transactions	525	5,009	(256)	5,278

Balance December 31, 2006	202,022	766,429	(2,202)	966,249

See accompanying Notes to the Consolidated Financial Statements

Consolidated Statements of Changes in Shareholder’s Equity (cont’d)

	Share Capital	Retained Earnings	Reserve for Exchange Adjustments	TOTAL EQUITY

Balance January 1, 2007	202,022	766,429	(2,202)	966,249

Foreign currency adjustments, subsidiaries	0	0	6,442	6,442
Fair value adjustment, derivatives	0	0	(3,263)	(3,263)
Tax on items recognized directly in equity	0	0	980	980
Net income recognised directly in equity	0	0	4,159	4,159

Net loss for the year	0	(4,441)	0	(4,441)
Total recognised (loss)/income	0	(4,441)	4,159	(282)

Buy-back of warrants	0	(20)	0	(20)
Purchase of treasury shares	0	(48)	0	(48)
Total equity transactions	0	(68)	0	(68)

Balance December 31, 2007	202,022	761,920	1,957	965,899

See accompanying Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

NOTE 1 - Critical Accounting Estimates and Judgments

In the process of determining the accounting value of certain assets and liabilities some degree of estimation is required to determine how future events would affect the value of these assets and liabilities at December 31, 2007 and 2006.

Estimates that are critical to the financial statements include e.g. determination of depreciation, amortization and impairment losses, value of development projects, share based payments, calculation of inventory write-downs, provisions, contingent liabilities and contingent assets.

The estimates are based on assumptions which management regards as feasible, however, forward looking statements are naturally uncertain and unpredictable. The assumptions can be incomplete or inaccurate and unexpected events or circumstances can arise. Furthermore, we are exposed to risks and uncertainties which could lead to the actual results deviating from these judgments.

In connection with practical implementation of the described applied accounting principles, we have made the following critical accounting judgments:

Intangible Assets

The measurement of intangible assets including goodwill could be significantly affected by the judgments and estimates that were used as the foundation of the calculated values. For a description of the impairment test for intangible assets please see Note 7.

Development Projects

We invest significant resources into the research and development of advanced microacoustic and micromechanical components and solutions. The point at which a projects moves from research stage to development stage is considered to be a critical accounting judgment. The factors which are taken into account are the market potential for each product as well as the technical performance of each project.

We have introduced a formalized process for evaluation of development projects’ ability to generate future earnings. Based on this process and the continuing assessment of the development projects’ technical and market potential (and consequently the projects’ expected economic potential), we estimate which incurred costs for development can be capitalized. In addition, we estimate which ongoing and finished development projects contain sufficient economic potential to continue to be recognized as an asset on the balance sheet.

Inventories

On a regular basis, we perform assessments of inventories to determine if the inventory is saleable and at what price the inventories are expected to be sold. On this basis we assess the need for making write-downs of technically obsolete goods and goods that are expected to be sold at a value that is lower than the carrying value.

Share Based Payments

We have offered warrants to a group of management employees. To participate in the warrant program, the management employees will pay a sum determined by the estimated fair value of the issued warrants. Since the employees have paid a sum equal to fair value at the grant date, we recognize no costs in the income statement regarding this program. All outstanding programs at December 31, 2007 have ceased in February 2008 upon our acquisition by Technitrol Incorporated (“Technitrol”), see Note 23.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 1 - Critical Accounting Estimates and Judgments (cont’d)

The calculation of share based payments requires the use of a statistical model to calculate the fair value. The model used to value the warrant programs in both the current and prior years is the Black Scholes Model. The Black Scholes model requires management to estimate certain assumptions. The assumptions which require the most substantial amount of management judgment are the fair value of the underlying stock and the volatility of our stock.

As our shares are not publicly traded, the fair value of the underlying stock has been determined based on historical financial performance as well as forecasted future cash flow information reviewed by our Board of Directors. As a result of the subjective nature of this estimate, this value may be significantly different if calculated using another model. As there is no historical trend on which to base the volatility of our common stock, we have reviewed the historical volatility of similar entities when determining the volatility to be utilized in the calculation.

Provisions

At December 31, 2007 and 2006, provisions contained obligations for restructuring costs related to the transfer of production from Poland and Netherlands to Vietnam. The transfer is completed in stages. We have offered employees various forms of compensation, and the size of the obligations depends on multiple factors such as the actual time of termination of their employment and the performance of the employees in the phase-out period. The recognition of the obligations is based on estimates of the actual time of retirement and performance in the phase-out period. The part of the provision that will be settled more than 12 months from the balance sheet date is discounted using a discount factor of 6% p.a. based on our effective borrowing rate and an assessment of the risks relating to the restructuring provisions.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 2 - Net Revenues

(DKK’000)	2007	2006	2005

Product sales	896,704	912,510	877,545

Royalty	0	15,000	0

Net revenues	896,704	927,510	877,545

Sales to customers in:

Europe	321,256	328,749	282,348

Asia	385,797	394,675	351,225

United States	189,651	204,086	243,972

Net revenues	896,704	927,510	877,545

Sales include exchange gains and losses relating to translation of accounts receivable and forward contracts entered to hedge sales in foreign currencies.

NOTE 3 - Costs

(DKK’000)	2007	2006	2005

Cost of sales	517,526	452,873	385,527

Write-downs of inventories	3,922	10,602	11,646

Reversed write-downs of inventories	0	(989)	(954)

Depreciation and amortization	106,978	101,236	88,088

Production costs	628,427	563,722	484,307

Production costs include exchange gains and losses relating to translation of accounts payable and forward contracts entered to hedge production costs in foreign currencies.

Depreciation and amortization are specified as follows:

Amortization, intangible assets	18, 434	13, 137	6, 423

Depreciation, property, plant and equipment	94, 714	91, 765	85, 086

Depreciation and amortization	113, 148	104, 902	91, 596

Depreciation and amortization are allocated as follows:

Production costs	106, 978	101, 236	88, 088

Selling and distribution expenses	69	68	64

Administrative expenses	6,101	3,598	3,444

Depreciation and amortization	113,148	104,902	91,596

Notes to the Consolidated Financial Statements (cont’d)

NOTE 4 - Infrequent Items

(DKK’000)	2007	2006	2005

Restructuring costs of the year (1)	40,277	32,173	32,832

Reversal of restructuring provision (See Note 14)	(22,108)	(343)	0

Gain from transfer of property lease contracts (2)	(20,426)	0	0

Start up costs in Vietnam (3)	0	5,281	0

Share based payments (4)	0	0	2,500

Infrequent items	(2,257)	37,111	35,332

(1) Severance pay, stay-on bonus, rent for vacant buildings and other costs in connection with the transfer of production from Poland to Vietnam (included within provisions), which started in 2006 and which has continued during 2007 and from Netherlands to Vietnam and Demark to Poland, which started in 2005 which has continued during 2006. Installation of machines, travel, and shipping have been included above at the point when incurred.

(2) Gain from the release of the restructuring lease obligation which was transferred to a third party in 2007. The gain represents the reversal of the outstanding restructuring costs less costs related to the transfer including write-off of leasehold improvements.

(3) Start-up costs in Vietnam include cost for hiring people, training of staff, test runs in production, and start-up of administration.

(4) Amount covers the estimated fair value of the additional payment to the employees who sold our company shares back to us in 2005 and who are eligible to receive an additional payment if our company was sold or listed before 31 December 2007. If applicable, the payment would be made in the form of our company’s shares, whereby a corresponding amount was recorded directly in equity.

Infrequent items are allocated as follows:

Production costs	(2,257)	37,111	32,832

Administrative expenses	0	0	2,500

	(2,257)	37,111	35,332

NOTE 5 - Financial Income/Expenses

(DKK’000)	2007	2006	2005

Interest income from cash at bank	2,114	581	349

Other financial income	2,004	540	6,725

Financial income	4,118	1,121	7,074

Interest expense on bank loans	44,021	36,889	36,185

Loss on derivative financial instruments	0	0	14,748

Other financial expenses	12,008	6,707	629

Financial expenses	56,029	43,596	51,562

Notes to the Consolidated Financial Statements (cont’d)

NOTE 6 - Income Tax

(DKK’000)	2007	2006	2005

Current tax	8,576	26,767	19,927

Change of deferred tax	3,123	(4,013)	6,490

Adjustments in the current year relating to current tax on prior years	1,083	(478)	(1,192)

Tax on income (loss) of the year	12,782	22,276	25,225

Change to previous years’ tax primarily concerns amendments in previous years’ tax returns filed in Poland.

Tax reconciliation

Income before tax	8,342	74,102	110,559

25% (2006 and 2005: 28%) of this:	2,085	20,749	30,957

Adjustment of previous years’ tax	1,083	(478)	(912)

Effect on deferred tax of change in tax rate from 28% to 25%	(2,109)	0	0

Tax effect from different tax rates in foreign subsidiaries	11,530	(257)	(4,271)

Permanent differences	192	2,263	(549)

	12,782	22,276	25,225

Effective tax percentage	153%	30%	23%

Tax effect from different tax rates in foreign subsidiaries in 2007 is primarily due to tax holidays in Vietnam and China. In 2007, losses have been incurred at these subsidiaries and, due to the tax holiday system, no deferred tax assets have been recognized on such losses.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 7 - Intangible Assets

(DKK’000)	Goodwill	Patents	Completed Development Projects	Development Projects in Progress	Intangible Assets TOTAL

Cost at Jan. 1, 2006	934,399	34,011	17,494	66,086	1,051,990

Foreign currency adjustments	0	(3)	(23)	0	(26)

Transfers	0	2,918	82,345	(85,263)	0

Additions	0	2,131	0	36,523	38,654

Disposals	0	(1,244)	0	0	(1,244)

Cost at Dec. 31, 2006	934,399	37,813	99,816	17,346	1,089,374

Amortization at Jan. 1, 2006	0	17,694	9,689	0	27,383

Foreign currency adjustments	0	(1)	0	0	(1)

Additions	0	1,984	11,153	0	13,137

Disposals	0	0	0	0	0

Amortization at Dec. 31, 2006	0	19,677	20,842	0	40,519

Carrying value at Dec. 31, 2006	934,399	18,136	78,974	17,346	1,048,855

Cost at Jan. 1, 2007	934,399	37,813	99,816	17,346	1,089,374

Foreign currency adjustments	0	1	0	0	1

Transfers	0	0	8,041	(8,041)	0

Additions	0	4,026	9,878	24,402	38,306

Disposals	0	(672)	0	0	(672)

Cost at Dec. 31, 2007	934,399	41,168	117,734	33,707	1,127,009

Amortization at Jan. 1, 2007	0	19,677	20,842	0	40,519

Foreign currency adjustments	0	(310)	(678)	0	(988)

Additions	0	1,247	17,183	3	18,434

Disposals	0	(672)	0	0	(672)

Amortization at Dec. 31, 2007	0	19,942	37,347	3	57,292

Carrying value at Dec. 31, 2007	934,399	21,227	80,387	33,704	1,069,717

Notes to the Consolidated Financial Statements (cont’d)

NOTE 7 - Intangible Assets (cont’d)

Goodwill

Goodwill was recognised in connection with the establishment of the Sonion Group in 2000 following the acquisition of Microtronic A/S and Kirk Acoustics A/S. Originally the activities within Microtronic A/S and Kirk Acoustics A/S were treated as separate cash generating units. However, as a result of reorganisations including new and close cooperation within production, development and sales, the original cash generating units were, in effect from 2004, no longer considered applicable and from 2004 the Group has been seen as one cash generating unit and the annual impairment testing has since then solely been performed for the Group as a whole.

The recoverable amount is determined based on the value in the use of our company. The critical uncertainties related to the calculation of value in use are discount rates, growth rates and the expectations for development in sales prices and production costs in the budget and terminal periods. The value in use is calculated based on the cash flows, presented in the latest budgets and forecast approved by Management for the coming three years. As for the years succeeding the budget and forecast period, the cash flows have been extrapolated using a growth factor in the terminal period of 1.0% taking into account an expected inflation rate of 2.5%. The used growth rate does not exceed the average long term growth rate for the markets we operate in. The used discount rate is set at 9% pre-tax. The discount rate reflects the risk free rate and the specific risks attached to our company. The cash flow and the discount rate are both determined on a pre-tax basis. The determined growth rate is based on an industry estimate. Based on the impairment test performed the calculated value in use exceeds the carrying amount and hence no impairment loss has been recognized in 2007 or 2006.

Other Intangible Assets

Apart from goodwill, all intangible assets are regarded as having definite useful lives over which the assets are amortized, as described in our accounting policies.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 8 - Property, Plant and Equipment

(DKK’000)	Land and Buildings	Leasehold Improvements	Technical Plant and Machinery	Other Plant and Equipment	Technical Plant and Machinery in process	Property Plant and Equipment TOTAL

Cost at Jan. 1, 2006	24,516	40,706	748,895	52,790	79,554	946,461
Foreign currency adjustment	(1,746)	17	(14,359)	(625)	(187)	(16,900)
Additions	0	4,325	9,525	2,624	137,912	154,386
Transfers	253	0	109,007	3,251	(112,511)	0
Disposals	0	0	(7,996)	(530)	(696)	(9,222)
Cost at Dec. 31, 2006	23,024	45,048	845,072	57,510	104,071	1,074,725

Depreciation at Jan. 1, 2006	3,603	15,538	424,762	39,098	0	483,001
Foreign currency adjustments	(268)	(29)	(5,705)	(460)	0	(6,462)
Additions	2,358	3,672	79,438	6,296	0	91,765
Disposals	0	0	(2,487)	(457)	0	(2,944)
Depreciation at Dec. 31, 2006	5,693	19,181	496,008	44,477	0	565,359

Carrying value at Dec. 31, 2006	17,331	25,867	349,064	13,033	104,071	509,366

Cost at Jan. 1, 2007	23,024	45,048	845,072	57,510	104,071	1,074,725
Foreign currency adjustment	(865)	0	11,441	(312)	(5,687)	4,577
Additions	645	76	6,957	2,046	111,955	121,680
Transfers	37,547	2,290	54,458	1,617	(95,912)	0
Disposals	0	(14,683)	(12,094)	(6,610)	(251)	(33,638)
Cost at Dec. 31, 2007	60,351	32,731	905,834	54,251	114,177	1,167,344

Depreciation at Jan. 1, 2007	5,693	19,181	496,008	44,477	0	565,359
Foreign currency adjustments	0	0	3,682	282	0	3,964
Additions	2,709	4,331	82,336	5,339	0	94,714
Disposals	0	(4,990)	(11,609)	(6,610)	0	(23,209)
Depreciation at Dec. 31, 2007	8,402	18,522	570,417	43,488	0	640,828

Carrying value at Dec. 31, 2007	51,950	14,210	335,416	10,763	114,177	526,516

Notes to the Consolidated Financial Statements (cont’d)

NOTE 9 - Deposits

(DKK’000)	Deposits
Cost at January 1, 2006	8,171

Additions	250

Disposals	(1,025)

Cost at December 31, 2006	7,396

Value adjustment at January. 1, 2006	1,598

Foreign currency adjustments	119

Value adjustment at December 31, 2006	1,717

Carrying value at December 31, 2006	9,113

Cost at January 1, 2007	7,396

Additions	120

Cost at December 31, 2007	7,516

Value adjustment at January 1, 2007	1,717

Foreign currency adjustments	119

Value adjustment at December 31, 2007	1,836

Carrying value at December 31, 2007	9,352

These deposits held relate to deposits on leased property and facilities.

NOTE 10 - Inventories

(DKK’000)	2007	2006

Finished goods	54,283	47,094

Work in process	39,682	19,592

Raw materials and supplies	85,914	48,541

Inventories - Total	179,879	115,227

Value of inventories, recognized at net realizable value:

Cost price	17,339	19,713

Write-down	(17,263)	(19,607)

Net realizable value	76	106

Notes to the Consolidated Financial Statements (cont’d)

NOTE 11 - Trade Accounts Receivable

(DKK’000)	2007	2006

Trade accounts receivable	200,632	165,899

Allowances for uncollectibles	(573)	(608)

Trade accounts receivable, net	200,059	165,291

Allowance for uncollectibles recognized in income statement	0	0

Allowance for uncollectibles at January 1	608	801

Loss for the year	0	0

Reversed	(35)	(193)

Allowance of the year	0	0

Allowances for uncollectibles at December 31	573	608

Overdue accounts receivable where no allowance has been made:

Overdue up to 30 days	18,778	34,414

Overdue between 30-180 days	5,979	7,989

Overdue more than 180 days	0	0

	24,757	42,403

The average credit period on sales is 60 days. No interest is charged on trade receivables for the first 60 days from the date of the invoice. Thereafter, interest is charged at 10 % per annum on the outstanding balance. We have historically only experienced very limited losses on accounts receivable. We have provided for specific overdue customers where collectability is doubtful.

NOTE 12 – Share Capital and Treasury Shares

Share Capital

Nominal fully paid and issued share capital consists of 202,022 (2006: 202,022) thousand shares at DKK 1 each. The shares are not divided into classes.

	2000	2001	2002	2003	2004	2005	2006	2007
The following changes have been made within share capital	149,618	48	25,675	18,283	26	7,847	525	0

Treasury Shares

	Number of own shares		Nominal value of own shares		% of share capital

	2007	2006	2007	2006	2007	2006

	DKK’000	DKK’000	DKK’000	DKK’000%		%

Holding at January 1	9,144	8,898	9,144	8,898	4.5	4.4

Acquisitions	11	557	11	557	0.0	0.3

Sale	0	(311)	0	(311)	0.0	(0.2)

Holding at December 31	9,155	9,144	9,155	9,144	4.5	4.5

Notes to the Consolidated Financial Statements (cont’d)

NOTE 12 – Share Capital and Treasury Shares (cont’d)

Pursuant to a decision by the shareholders, the shares were acquired with the purpose of offering them to members of our Executive Board and management employees.

NOTE 13 - Deferred Tax

(DKK’000)	2007	2006

Deferred income tax	6,975	7,948

Change of allocation/adjustment to beginning of the year	0	0

Effect of change in tax rate from 28% to 25%	(2,109)	0

Deferred income tax for the year recognized in this year’s net income	5,232	(4,013)

Deferred income tax for the year recognized in the equity	(980)	3,040

Net deferred tax liability at December 31	9,118	6,975

Deferred tax recognized in the balance sheet

Deferred tax (asset)	(16,687)	(14,481)

Deferred tax (liability)	25,805	21,456

Net deferred tax liability at December 31	9,118	6,975

Specification by main items

Intangible assets	20,606	15,390

Tangible assets	(1,690)	1,553

Current assets	(1,430)	2,292

Provisions	(6,592)	(11,597)

Other liabilities	(1,776)	(663)

	9,118	6,975

Deferred tax liabilities have not been recognized in respect to unremitted earnings of overseas subsidiaries, as the earnings can be remitted free from taxation currently and in future years.

NOTE 14 - Provisions

(DKK ’000)	2007	2006

Provisions at January 1	49,252	29,191

Addition for the year	1,900	32,844

Provisions utilised during the year	(1,353)	(12,440)

Provisions reversed	(22,108)	(343)

Provisions at December 31	27,691	49,252

Notes to the Consolidated Financial Statements (cont’d)

NOTE 14 – Provisions (cont’d)

Provisions are reflected in the balance sheet as follows:

	2007	2006

Short-term provisions	20,549	17,380

Long-term provisions	7,142	31,872

Provisions at December 31	27,691	49,252

Provisions at 31 December 2007 and 2006 cover restructuring costs. In 2006, we commenced a restructuring plan in connection with transfer of production from Poland to Vietnam. These restructuring costs included DKK 35,1 million of employee termination benefits and DKK 14,2 million of lease abandonment costs. In 2007, we entered into an agreement with a third party to transfer certain employees and the property lease contracts in Poland which were restructured enabling us to reduce the restructuring provision initially established in the year ended 31 December 2006. These amounts have been included as “provision reversed” in the table above. The remaining liability will be settled during the years ended 31 December 2008 and 2009. The part of the liability to be settled more than 12 months from the balance sheet date is discounted back to December 31, 2007 and 2006 using a factor of 6% p.a. The discount rate was determined based on our effective borrowing rate as of the date when the provision was established.

NOTE 15 - Borrowings

(DKK ’000)	2007	2006

Bank debt	686,994	689,939

IØ-fonden (The Investment Fund for Central and Eastern Europe)	0	6,516

The Investment Fund for Developing Countries (“IFU”)	27,767	24,792

Bank overdraft	182,768	63,518

	897,529	784,765

The debt falls due as follows:

Within one year	118,359	41,308

Between one and two years	20,000	20,000

Between two and three years	20,000	20,000

Between three and four years	40,000	20,000

Between four and five years	60,000	40,000

Later than five years	639,170	643,457

	897,529	784,765

The debt is reflected in the balance sheet as follows:

Short-term liabilities	118,359	41,308

Long-term liabilities	779,170	743,457

	897,529	784,765

Notes to the Consolidated Financial Statements (cont’d)

NOTE 15 – Borrowings (cont’d)

In February 2002, IFU injected capital to acquire shares in Kirk Acoustics China Holding A/S, one of our subsidiaries. Effective January 1, 2007, through December 31, 2011, we are required, upon request by the IFU, to redeem these shares. The redemption obligation as per agreement involves repayment of IFU’s original capital injection plus interest on initial investment at a rate of 12% per annum. We include these shares as a financial liability as a result of the redemption obligation. In February 2008 we redeemed the shares held by IFU.

During the year, borrowings carried interest at 4.20% on a weighted-average basis. The banks determine the interest rates based on LIBOR + interest rate margin. Ordinary bank debt (including bank overdraft) carries interest based on CIBOR + interest rate margin. By the end of December 2007, our availability on existing bank overdraft was DKK 70,493 thousand (2006: DKK 151,632 thousand).

NOTE 16 - Other Payables

(DKK ’000)	2007	2006

Salaries, tax and social security	29,218	29,305

VAT and duties	7,371	5,067

Other accrued expenses	19,279	18,795

Other payables	55,868	53,167

NOTE 17 - Change in Working Capital

(DKK ’000)	2007	2006	2005

Inventories	(64,652)	(11,977)	(20,238)

Trade accounts receivable	(34,768)	(50,902)	34,947

Prepaid expenses	1,232	4,783	(2,324)

Other receivables	12,075	(9,655)	15,327

Trade accounts payable	17,367	21,541	(19,996)

Provisions	(21,561)	20,062	29,191

Other payables	2,701	(480)	(11,593)

Change in working capital	(87,606)	(26,628)	25,314

NOTE 18 - Securities and Financial Commitments

Securities

Shares: All shares in certain wholly owned subsidiaries (Sonion Roskilde A/S, Sonion Horsens A/S, Sonion MEMS A/S, Sonion Vietnam Ltd. and SonionTech A/S) have been pledged to the bank as loan collateral.

Mortgage deed on movable property: We have a mortgage deed on movable property of DKK 3,000 thousand in assets available.

Suretyship: We are liable as surety for certain of its subsidiaries’ bank debts to the bank. The bank debt at December 31, 2007 totals DKK 869,762 thousand. (2006: DKK 759,773 thousand).

Financial commitments

We have signed rental contracts that are non-cancelable for a period of between 2 and 7 years and we have operating leases that will expire on various dates up to 2013 at the latest.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 18 - Securities and Financial Commitments (cont’d)

The total future payments under non-cancellable operating leases fall due as follows:

(DKK ’000)	2007	2006	2005

Within one year	12,031	15,970	15,754

Between two and five years	39,007	30,830	3,983

Later than five years	6,092	6,350	45,377

	57,130	53,150	65,114

Operating lease expenses included in income statement	11,861	15,988	15,609

NOTE 19 - Employee Matters

(DKK ’000)	2007	2006	2005

Average number of employees	4,051	3,352	2,936

Number of employees year-end	4,579	3,522	2,867

Employee costs:

Salaries, wages and remuneration	225,765	207,185	191,679

Pension contributions	14,175	12,693	11,369

Social security	26,423	21,849	18,207

Employee costs, total	266,363	241,727	221,255

Of this amount, salaries and remuneration for the Executive Board and the Board of Directors constitute:

Salaries	4,561	4,429	4,374

Pension	458	500	320

Remuneration, Board of Directors	100	150	150

Total salaries and remuneration for the Executive Board and the Board of Directors	5,119	5,079	4,844

Given the composition of the Board of Directors, only the three Board members elected by the employees receive remuneration. The remaining board members represented the major shareholders. In the past, we have issued warrants to our Executive Board and management employees. See Note 22.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 20 - Derivative Financial Instruments, Risk and Capital Management

The carrying amount of financial assets and liabilities approximates in all material respect their fair value. They consist of the following:

(DKK ’000)	2007	2006

Derivative financial instruments used for fair value hedges	2,123	5,919

Derivative financial instruments used for cash flow hedges	2,669	5,792

Fair value of interest rate swaps	1,252	1,210

Derivative financial instruments used for hedging purposes included in other receivables	6,044	12,921

Trade accounts receivable	200,059	165,291

Corporate income tax receivables	12,243	25,552

Other receivables excluding derivative financial instruments	6,232	11,430

Prepaid expenses	7,136	8,368

Cash and cash equivalents	53,261	65,487

Borrowings	897,529	784,765

Trade accounts payable	113,267	95,900

Tax payable	1,065	15,301

Other payables	55,868	53,167

Financial liabilities measured at amortised cost	1,067,729	949,133

Group Policy for Managing Financial Risks

As a consequence of our business, investments and financing, we are exposed to normal financial risk in the form of currency risk, interest rate risk and credit risk and liquidity risk. We observe the Board of Directors’ approved finance policies, which operate with a low risk profile in order to ensure that currency, interest and credit risk is purely of a commercial nature. Our use of derivatives is managed through the approved policy of our Board of Directors and by internal procedures which determine limits and which derivatives can be used.

Currency Risk

We are primarily exposed to currency risk on the net revenue side and related receivables. We hedge this risk as needed through available hedging instruments. The goal is to maintain a reasonable balance between hedged and unhedged revenue and expenses. In our estimation, the overall currency risk is considerable.

Interest Rate Risk

Our interest rate risk relates to interest-bearing debt and interest-bearing assets. On December 31, 2007, our interest-bearing debt amounted to DKK 844 million (2006: 719 million), consisting of bank debt and other interest-bearing debt less cash. A reasonable proportion of our bank debt has been hedged at a fixed interest rate through interest-rate-hedging instruments, and for this reason we assess the interest rate risk to be limited.

Credit Risk

We have considerable receivables with customers, and the credit risk involved with an individual customer or collaboration partner can be high. We continuously evaluate customers and business associates, and when there is a significant credit risk, we consider the need for security, guarantees or credit insurance coverage. Our losses have been insignificant in the past, and we consider the overall risk to be low.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 20 - Derivative Financial Instruments, Risk and Capital Management (cont’d)

Liquidity Risk

Liquidity risk is our risk of failing to meet contractual obligations due to insufficient liquidity. Our policy is for the raising of capital and investment of liquidity to be managed centrally and to ensure effective liquidity management which primarily involves obtaining sufficient committed credit facilities to ensure adequate financial resources and through a continuous review of cash in-flows generated from our operations.

Currency Risk related to Assets and Liabilities recognised in the Balance Sheet (Fair Value Hedges)

Our use of derivatives relating to assets and liabilities is managed through the approved policy of our Board of Directors and by internal procedures which determine limits and which derivatives that can be used. The following is a summary of our financial assets and financial liabilities denominated in foreign currencies and showing how much of the net position which we have decided to hedge through forward contracts.

	Financial assets(1)	Financial liabilities	Net position	Forward exchange contracts	Position not hedged

USD	152,791	44,475	108,317	25,884	82,433

EURO	35,413	780,603	(745,190)	0	(745,190)

Other	96,770	242,652	(145,882)	(18,962)	(126,920)

December 31, 2007	284,974	1,067,729	(782,755)	6,922	(789,677)

(1) Financial Assets in the table above includes trade accounts receivable, corporate income tax receivables, other receivables, prepaid expenses, and cash and cash equivalents.

	Financial assets(1)	Financial liabilities	Net position	Forward exchange contracts	Position not hedged

USD	138,257	22,623	115,634	90,758	24,876

EURO	86,509	734,762	(648,253)	0	(648,253)

Other	64,282	191,748	(127,465)	(19,343)	(108,123)

December 31, 2006	289,049	949,133	(660,084)	71,416	(731,500)

(1) Financial Assets in the table above includes trade accounts receivable, corporate income tax receivables, other receivables, prepaid expenses, and cash and cash equivalents.

(DKK ’000)	2007	2006

Sensitivity on profit and loss and equity due to changes in exchange rates:

Effect of USD exchange rate increase/decline of 10%	+/- 8,243	+/- 2,488

Effect of EUR exchange rate increase/decline of 0.5%	+/- 3,726	+/- 3,241

Currencies with a material effect on equity and income statement are specified above. We use a sensitivity rate of 10% (USD) and 0.5% (EURO) internally when the currency risks are reported.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 20 - Derivative Financial Instruments, Risk and Capital Management (cont’d)

Currency Risk relating to Future Transactions (Cash Flow Hedges)

Our use of derivatives relating to future transactions is managed through the approved policy of our Board of Directors and by internal procedures which determine limits and which derivatives that can be used.

The following net outstanding forward exchange contracts at December 31 are used for and qualify as cash flow hedges. Negative nominal principal amounts of forward contracts are sales of the currency in question and positive nominal principal amounts are purchases.

	Term to maturity (months)	Nominal Principal amount	Fair Value	Fair value adjustment recognised in equity

PLN	9	54,795	2,669	2,669

December 31, 2007		54,795	2,669	2,669

USD	4	(85,700)	3,746	3,746

PLN	10	77,231	2,046	2,046

December 31, 2006		(8,469)	5,792	5,792

Liquidity Risk

The timing of cash flow related to financial obligations is specified in the notes relating to the specific categories of financial obligations.

Our cash reserve consists of cash and availability on existing overdraft facilities.

(DKK ’000)	2007	2006

The cash reserve consist of:

Cash and cash equivalents	53,261	65,487

Availability on existing overdraft facilities	70,493	151,632

	123,754	217,119

Interest Risk

Our use of interest rate swaps is managed through the approved policy of our Board of Directors.

As to our financial assets and liabilities the following contractual time horizons can be provided for revaluation and payment depending on which date comes first.

The effective interest rates are based on the weighted average interest rate level at December 31 2007.

	Revaluation/Payment Term

(DKK '000)	0-1 year	1-5 year	> 5 year	Total	Effective interest

Borrowings with variable interest	66,163	140,000	611,403	817,566	4,20%

Borrowings with fixed interest	52,196	0	27,767	79,963	5,81%

December 31, 2007	118,359	140,000	639,170	897,529

Notes to the Consolidated Financial Statements (cont’d)

NOTE 20 - Derivative Financial Instruments, Risk and Capital Management (cont’d)

	Revaluation/Payment Term
(DKK ‘000)	0-1 year	1-5 year	> 5 year	Total	Effective interest

Borrowings with variable interest	0	47,808	416,351	464,159	4,20%

Borrowings with fixed interest	243,622	52,192	24,792	320,606	5,87%

December 31, 2006	243,622	100,000	441,143	784,765

Swap contracts concerning fixed-rated debt measured at fair value amount to an unrealized capital gain of DKK 1,252 thousand (2006: DKK 1,210 thousand). The amount is included in other receivables and in equity.

If interest rates had been 0.5% higher/lower and all other variables were held constant the negative/positive impact would have been DKK 4,488 thousand (2006: 3,596 thousand) on our net income for the year.

Credit Risk

Our credit risk primarily relates to trade accounts receivable.

We do not have any significant credit risks related to one customer. We sell components to companies which are well positioned on national and international markets. These companies are considered to be reputable companies. All outstanding trade accounts receivable are from reputable companies. We continuously evaluate customers and business associates and when facing significant credit risks the need for security / guarantee or credit insurance coverage is considered.

The maximum credit risk is related to trade accounts receivable and its corresponding carrying value at each period end.

Forward exchange contracts are made with reputable credit institutions.

Capital Structure and Management

Management’s strategy and overall goal is to ensure a continued development and strengthening of our capital structure which supports long-term profitable growth and a solid increase in key earnings and balance sheet ratios. Management regularly assesses whether our capital structure is in the interests of our company and its’ shareholders. At December 31, 2007 we had interest-bearing debt totaling DK 898 million (2006: 784 million) and cash and cash equivalents of DKK 53 million (2006: 65 million) which is considered reasonable in the light of its current needs in terms of financial flexibility.

No changes have been made to our strategy, guidelines and procedures for control of capital structure and management in 2007.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 21 - Related Parties

Related Parties to Sonion A/S, with a Controlling Influence:

None.

Other related parties: Related parties to Sonion A/S with significant influence are shareholders and our Board of Directors, Executive Board and management employees.

Shareholder:	Domicile	Stake
Pulse Denmark ApS	Denmark	100%

Transactions with related parties:

We have a warrant program for our Executive Board and management employees, see note 22.

No other transactions have been conducted with the Board of Directors, the Executive Board, other management employees, major shareholders or other related parties, apart from intra-group transactions, which have been eliminated in the Consolidated Financial Statements, and ordinary management remuneration, see Note 19.

NOTE 22 - Share-Based Payment

We have established two warrants programs, of which one expired on December 31, 2005 (“2005 program”) and the other expires on December 31, 2008 (“2008 program”). Both programs can only be utilized by subscribing for shares in our company (“Equity program” as defined in IFRS 2).

2005 Program

The program expired on December 31, 2005. 8,372,450 warrants out of 15,393,156 issued warrants were exercised and used for subscription for shares in our company at a price of 7.73 per share.

Following the exercise of the warrants and subscription for shares our company through Sonion Roskilde A/S, a wholly owned subsidiary, bought back 7,470,418 shares in our company at a price equal to the subscription price with an agreement to adjust the price to the price, which the majority shareholders would obtain upon selling or listing the shares of our company, provided that the sales or listing would take place by December 31, 2007 at the latest. This potential purchase price adjustment did not become effective by December 31, 2007 since we had not been sold or listed by this date.

2008 Program

The program was established in 2005 and authorizes the warrant holder to subscribe for shares in our company at any given time until December 31, 2008.

Each warrant entitles the holder to subscribe for shares in our company for DKK 1 nominal at a rate of DKK 9.02 at December 31, 2007 (DKK 8.35 at December 31, 2006). The shareholders have authorized the Board of Directors to issue a total of 6,000,000 warrants, of which 0 were issued during 2007 (2006: 333,000 warrants).

As the participating employees paid a price for the warrants granted equal to the fair value of the issued warrants, no cost was recognized in the income statement for the warrants issued in 2006 and 2005. In 2006 the price paid per warrant was DKK 1.32.

After 31 December 2007 and following the sale of our entire share capital to Technitrol, all issued warrants have been taken over by an entity within the Technitrol Group without any compensation. Refer to Note 23 for discussion of this subsequent event.

Notes to the Consolidated Financial Statements (cont’d)

NOTE 22 - Share-Based Payment (cont’d)

Movements in Outstanding Issued Warrants:	Number of Warrants

Outstanding warrants at January 1, 2005	14,028,156

Issued during the year	763,110

Exercised during the year	(8,372,450)

Expired during the year	(5,655,706)

Outstanding warrants at December 31, 2005	763,110

Outstanding warrants at January 1, 2006	763,110

Issued during the year	333,000

Exercised during the year	0

Expired during the year	0

Outstanding warrants at December 31, 2006	1,096,110

Outstanding warrants at January 1, 2007	1,096,110

Issued during the year	0

Exercised during the year	0

Expired during the year	0

Outstanding warrants at December 31, 2007	1,096,110

NOTE 23 – Events After the Balance Sheet Date

On January 9, 2008, our shareholders announced that they have entered into an agreement with Technitrol. (NYSE:TNL) to sell 100% of the shares in Sonion A/S. Technitrol, a US publicly listed company, is a worldwide producer of electronic components, electrical contacts and other precision engineered parts. We will become part of Technitrol’s Electronic Components business. In connection with our sale to Technitrol our bank debt has been repaid. In the future, our operations will be primarily financed by intercompany loans from Technitrol. On February 28, Technitrol completed the acquisition of our company pursuant to the Share Agreement. The purchase price was equivalent to approximately US$ 410 million, net of our cash and cash equivalents.